Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

CALIFORNIA RESOURCES CORPORATION (I)

California Resources Corporation (I) (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

1.                                                              The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on April 23, 2014.

2.                                                              This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate of Incorporation”), which restates and amends the Original Certificate of Incorporation, has been declared advisable by the board of directors of the Corporation, duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 228, 242 and 245 of the DGCL.

3.                                                              The Original Certificate of Incorporation is amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is California Resources Corporation.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

ARTICLE IV

The total number of shares of stock which the corporation shall have authority to issue is 2,000 shares of Common Stock, par value $0.01 per share.

ARTICLE V

The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address

Michael L. Preston	10889 Wilshire Boulevard
Los Angeles, CA 90024

ARTICLE VI

The corporation is to have perpetual existence.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, amend, alter or repeal the By-laws of the corporation.

ARTICLE VIII

Elections of directors need not be by written ballot except and to the extent provided by the By-laws of the corporation.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the corporation may provide.  The books of the corporation may be kept (subject to any provision contained in applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the corporation or in the By-laws of the corporation.

ARTICLE X

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware (“DGCL”) as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment further limits the liability of a director). No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE XI

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the By-laws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

ARTICLE XII

The corporation reserves, subject to any express provisions or restrictions contained in this Certificate of Incorporation, the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the directors, stockholders or any other persons herein are granted subject to this reservation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation.

Michael L. Preston
Vice President, General Counsel and Secretary